Bobby Earnhardt Racing, Inc.
3685 Highway 152 West
China Grove, NC 28023

February 15, 2017

Mr. Kurt Neubauer
Momentous Entertainment Group, Inc.
P.O. Box 861
Sugar Land, Texas 77487-0861

Dear Mr. Neubauer

This letter is to inform you that The MAKO Group (MAKO) has defaulted on payment to Bobby Earnhardt Racing, Inc. (BER). MAKO has refused to make any payments for the services BER and has defaulted on every provision of the agreement between MAKO and BER. We made demand for payment on January 22, 2017 for payment which MAKO refused. BER was the only party to the agreement that performed as agreed which included the press release stating that MAKO was sponsoring the Bobby Earnhardt realty show. We posted the affiliation between MAKO and BER as required, shot commercial in CT for 2 days, spent 4 days at the Shot Show in Las Vegas signing autografts and taking pictures with fans and yet MAKO refuses to for fill the agreement they freely made with BER. For this reason, BER must with draw the agreement of sponsorship between BER and MEG but remain committed to going forward with the show and selling are sponsorships with the choses of sponsoring the show as part of the marketing package. If I can provide you with any more information, please do not hesitate to contact me.

Sincerely
Robert Wilson, COO
Robert Wilson, COO
Bobby Earnhardt Racing, Inc.